Exhibit (r)(1)

Conduct Requirements

2.	Fund Code of Ethics (“1940 Act Code of Ethics”)

Purpose of the Code of Ethics

The Pursuit Asset-Based Income Fund (the “Fund”) has adopted this Code of Ethics (the “Code”) to set forth guidelines and procedures that promote ethical practices and conduct by all of the Fund’s Access Persons, as defined below, and to ensure compliance with the Federal Securities Laws. To the extent that any such individuals are subject to compliance with the separately maintained Code of Ethics of the Adviser, or Distributor (collectively the “Service Providers”), as applicable, whose Codes of Ethics complies with Rule 17j-1, compliance by such individuals with the provisions of the Code of the applicable Service Providers shall constitute compliance with this Code. This Code is based on the principle that, each Access Person of the Fund will conduct such activities in accordance with to the following principles:

•	To be dutiful in placing the interests of the Fund’s shareholders first and before their own;
•	all personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of Fund and responsibility; and
•	adhere to the fundamental standard that Access Persons shall not take inappropriate advantage of their position.

Any violation of this Code must be reported promptly to Amy E. Siefer, the Fund CCO. Failure to do so will be deemed a violation of the Code.

Legal Requirement

Pursuant to Rule 17j-1(b) of the Investment Company Act of 1940 (the “1940 Act”), it is unlawful for any Access Person to:

•	employ any device, scheme or artifice to defraud the Fund;
•	make any untrue statement of a material fact to the Fund or fail to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they were made, not misleading;
•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or
•	engage in any manipulative practice with respect to the Fund, in connection with the purchase or sale (directly or indirectly) by such Access Person of a security "held or to be acquired" by the Fund.

Definitions - All definitions shall have the same meaning as explained in Rule 17j-1 or Section 2(a) of the 1940 Act and are summarized below.

Access Person means Any officers, Trustees, general partner or employee of the Fund, the Adviser, (or of any entity in a control relationship to the Fund, the Adviser) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Automatic Investment Plan - A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership means in general and subject to the specific provisions of Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security.

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Connected Persons – Adult children or parents living at home, and any relative, person or entity for whom the Access Person directs the investments or securities trading unless otherwise specified.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the Exchange Act.

Covered Security – shall be any security except that it does not include:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality, short-term debt instruments, including repurchase agreements; and
•	Shares issued by open-end fund (excluding open-end exchange traded fund).

De Minimis Security means securities issued by any company included in the Standard and Poor's 500 Stock Index and in an amount less than $10,000.

Exchange Traded Fund (“ETF”) means an open-end registered investment company that is not a unit investment fund, and that operates pursuant to an order from the SEC exempting it from certain provisions of the 1940 Act permitting it to issue securities that trade on the secondary market.

Fund means an investment company registered under the 1940 Act.

Independent Trustees means those Trustees of the Fund that would not be deemed an “interested person” of the Fund, as defined in Section 2(a)(19)(A) of the 1940 Act.

An Initial Public Offering means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Act.

Investment Personnel means (i) any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund or (ii) any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Limited Offering means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

Restricted Trustee or Restricted Officer means each Trustee or officer of the Fund who is not also a director, officer, partner, employee or controlling person of any one or more of the Fund's investment adviser, administrator, custodian, transfer agent, or distributor.

Security held or to be acquired by the Fund means:

Any Covered Security which, within the most recent fifteen (15) days:

•	Is or has been held by the Fund; or

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•	Is being or has been considered by the Fund or its Adviser for purchase by the Fund; and
•	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

Policies of the Fund Regarding Personal Securities Transactions

General

No Access Person of the Fund shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

Specific Policies

1.	Restrictions on Personal Securities Transactions By Access Persons Other Than Restricted Trustees, Restricted Officers and persons covered under an equivalent code of ethics of the Fund’s service provider.

•	Except as provided below, no Access Person may buy or sell Covered Securities for his or her personal portfolio or the portfolio of a member of his or her immediate family without obtaining authorization from the Fund CCO prior to effecting such security transaction.

Note: If an Access Person has questions as to whether purchasing or selling a security for his or her personal portfolio or the portfolio of a member of his or her immediate family requires prior authorization, the Access Person should consult the Fund CCO for clearance or denial of clearance to trade prior to effecting any securities transactions.

•	Pre-clearance approval will expire at the close of business on the trading day after the date on which the authorization is received, and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

•	No clearance will be given to an Access Person to purchase or sell any Covered Security (1) on a day when the Fund has a pending "buy" or "sell" order in that same Covered Security until that pending "buy" or "sell" order is executed or withdrawn or (2) when the Fund CCO has been advised by the Adviser that the same Covered Security is being considered for purchase or sale for the Fund.

•	The pre-clearance requirement contained above shall not apply to the following securities ("Exempt Securities"):

°	Securities that are not Covered Securities;
°	De Minimis Securities;
°	Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control;
°	Securities purchased or sold in a transaction which is non-volitional on the part of either the Access Person or the Fund;
°	Securities acquired as a part of an Automatic Investment Plan;
°	Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and
°	Securities which the Fund is not permitted to purchase under the investment objectives and policies set forth in the Fund's then current prospectus under the Securities Act of 1933 or the Fund's registration statement on Form N-2, provided that prior to a transaction by an Access Person such securities have been approved for inclusion in a list of securities which are not permissible for purchase by the Fund.

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•	The pre-clearance requirement shall apply to all purchases of a beneficial interest in any security through an Initial Public Offering or a Limited Offering by any Access Person who is also classified as Investment Personnel. A record of any decision and the reason supporting such decision to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings shall be made by the Fund CCO.

2.	Restrictions on Personal Securities Transactions by Restricted Trustees and Restricted Officers.

The Fund recognizes that a Restricted Trustee and a Restricted Officer do not have on-going, day- to-day involvement with the operations of the Fund. In addition, it has been the practice of the Fund to give information about securities purchased or sold by the Fund or considered for purchase or sale by the Fund to Restricted Trustees and Restricted Officers in materials circulated more than 15 days after such securities are purchased or sold by the Fund or are considered for purchase or sale by the Fund. Accordingly, the Fund believes that less stringent controls are appropriate for Restricted Trustees and Restricted Officers, as follows:

•	The securities pre-clearance requirement contained in section 1 above shall only apply to a Restricted Trustee or Restricted Officer if he or she knew or, in the ordinary course of fulfilling his or her official duties as a Trustee or officer, should have known, that during the 15-day period before the transaction in a Covered Security (other than an Exempt Security ) or at the time of the transaction that the Covered Security purchased or sold by him or her (other than an Exempt Security) was also purchased or sold by the Fund or considered for the purchase or sale by the Fund.
•	If the pre-clearance provisions of the preceding paragraph apply, no clearance will be given to a Restricted Trustee or Restricted Officer to purchase or sell any Covered Security (1) on a day when any portfolio of the Fund has a pending "buy" or "sell" order in that same Covered Security until that order is executed or withdrawn or (2) when a Fund CCO has been advised by the Adviser that the same Covered Security is being considered for purchase or sale for any portfolio of the Fund.

Reporting Requirements

The Fund CCO or designee shall monitor all personal trading activity of all Access Persons as deemed appropriate and covered by this Code. An Access Person of a Fund who is also an Access Person of the Fund’s principal underwriter, affiliates or Adviser may submit such reporting requirements via the forms prescribed by any such separate Code of Ethics (and not directly to the Fund CCO) provided that the associated forms comply with the requirements of Rule 17j-1(d)(1) of the 1940 Act.

1.	Initial/Ongoing Disclosure of Personal Brokerage Accounts. Within ten (10) days of the commencement of employment or at the commencement of a relationship with the Fund, all Access Persons, except Independent Trustees, are required to submit to the Fund CCO a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of any Connected Persons, and any brokerage accounts which they control or in which they or a Connected Person has Beneficial Ownership. Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than forty-five days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the Fund CCO must be notified immediately. The information required by the above paragraph must be provided to the Chief Compliance Officer on an annual basis. Disclosure of an account shall cover, at a minimum, all accounts at a broker-dealer, bank or other institution opened during the quarter and provide the following information:
•	the name of the broker, dealer or bank with whom the Access Person has established the account;
•	the date the account was established;
•	the date that the report is submitted by the Access Person.
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Each of these accounts is required to furnish duplicate confirmations and statements to the Fund CCO.

2.	Holdings Report. Within ten (10) days of becoming an Access Person (and with information that is current as of a date no more than forty-five (45) days prior to the date that the person becomes an Access Person), each Access Person, except Independent Trustees, must submit (i) a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership and (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date they became an Access Person. This report must state the date on which it is submitted.

3.	Quarterly Transaction Reports. All Access Persons, except Independent Trustees, shall report to the Chief Compliance Officer or designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:
•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the Covered Security at which the transaction was effected
•	The name of the broker, dealer, or bank with or through whom the transaction was effected; and
•	The date the Access Person Submits the Report.

4.	Reports pursuant to this section of this Code shall be made no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the appropriate address noted above is an acceptable form of a quarterly transaction report.

Review of Reports

The Fund CCO, or designee, shall be responsible for reviewing the reports received, maintaining a record of the names of the persons responsible for reviewing these reports, and as appropriate and reporting to the Board of Trustees:

•	any transaction that appears to evidence a possible violation of this Code; and
•	apparent violations of the reporting requirements stated herein.

The Fund CCO shall review the reports referenced hereunder and shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits.

The Fund CCO and the Board of Trustees shall review the operation of this Code at least annually. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the Board of Trustees of the Fund.

Adopted: July 8, 2025

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Pursuit Asset-Based Income Fund Code of Ethics Certification

Each Access Person will be required to certify annually that he/she has read and understood the provisions of this Code and will abide by them. Each Access Person will further certify that he/she has disclosed or reported all personal securities transactions required to be reported under the Code. A form of such certification is attached below:

I certify that I have read and understand the Code of Ethics of and recognize that I am subject to it.

Printed Name:

Signature:

Date:

Before the Board of Trustees of the Fund may approve the Code of Ethics, the Fund must certify to the Board that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. Such certification shall be submitted to the Board of Trustees at least annually.

Adopted: July 8, 2025

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3.	Sarbanes-Oxley Code of Ethics for Chief Executive & Senior Financial Officers

Pursuit Asset-Based Income Fund (the “Fund”) is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Fund’s Principal Executive Officer, Principal Financial Officer and Treasurer (or persons performing similar functions) (together, “Senior Officers”), sets forth specific policies to guide such individuals in the performance of their duties.

As a Senior Officer, you must comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner; and you have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

The Code of Ethics of the Fund pursuant to Rule 17j-1(c) under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “1940 Act Code of Ethics”), which this Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of all of us in our business as registered investment companies.

Compliance with Laws, Rules and Regulations

You are required to comply with the laws, rules and regulations that govern the conduct of our business and to report any suspected violations in accordance with the section below entitled “Violations”.

Reporting and Accountability

All Covered Officers will be held accountable for adherence to the Code. Each Covered Officer must, upon the Trust’s adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he/she has received, read and understands this Code by signing the Acknowledgement Form attached hereto as Appendix A. Thereafter, each Covered Officer, on an annual basis, must affirm to the Board that he/she has complied with the requirements of this Code.

Conflicts of Interest

Senior Officers are expected to dedicate their best efforts to advancing the Fund’s interests and to use objective and unbiased standards when making decisions that affect the Fund, keeping in mind that you are subject to inherent conflicts of interest because certain officers are also officers of Pursuit Fund Advisers, LLC (the “Adviser”) as well as the Fund. Your obligation to conduct the Fund’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships. A conflict of interest for the purpose of this Code of Ethics occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Fund. The 1940 Act Code of Ethics, the Adviser’s and the Fund’s allocation procedures and the other policies of the Fund are designed to ensure the ethical handling of such conflicts. As a result, it is incumbent on you to be familiar with the 1940 Act Code of Ethics, the Adviser’s and Fund’s allocations procedures and other rules and regulations under the 1940 Act as well as the policies of the Fund. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest where you are receiving a personal benefit, you should act in accordance with the letter and the spirit of the 1940 Act Code of Ethics and/or the Fund’s or the Adviser’s other applicable policies and procedures. If you are in doubt as to the application or interpretation of any of these, you should make full disclosure of all facts and circumstances and obtain the prior written approval of the Secretary of the Fund.

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Disclosures

It is the policy of the Fund to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in all other public communications made by the Fund. As a Senior Officer, you are required to promote compliance with this policy by all employees and to abide by the Fund’s standards, policies and procedures designed to promote compliance with this Code of Ethics.

Violations

If you know of or suspect a violation of applicable laws, regulations, policies, procedures or this Code of Ethics, you must immediately report that information to the Chairman of the Audit Committee of the Fund verbally, in writing or by other means necessary. No one will be subject to retaliation when making any such report in good faith report of an actual or suspected violation.

Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Board of Trustees shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Waivers of Code of Ethics

Any waiver of this Code, including an implicit waiver, granted to a Senior Officer may be made only by the Board of Trustees or a committee of the Board to which such responsibility has been delegated, and must be disclosed by the Fund in the manner prescribed by law.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Fund’s Senior Officers in the conduct of the Fund’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity. Waivers of Code of Ethics

Any waiver of this Code, including an implicit waiver, granted to a Senior Officer may be made only by the Board of Trustees or a committee of the Board to which such responsibility has been delegated, and must be disclosed by the Fund in the manner prescribed by law.

Adopted: July 8, 2025

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Appendix A

PURSUIT ASSET-BASED INCOME FUND
PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICER

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics for Principal Executive and Senior Financial Officers of PURSUIT ASSET-BASED INCOME FUND (the “Trust” or the “Fund”), the undersigned hereby certifies as follows:

•	I have read the Trust’s Code of Ethics for Principal Executive and Senior Financial Officers.

•	I understand the Code of Ethics for Principal Executive and Senior Financial Officers and acknowledge that I am subject to it.

•	I affirm that I have complied with the requirements of this code.

Print Name

Signature

Date

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